Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Providence Service Corporation:

We consent to the incorporation by reference in Registration Statements (Nos. 333-112586, 333-117974, 333-127852, 333-135126, and 333-145843) on Form S-8 and registration statement (No. 333-148092) on Form S-3 of The Providence Service Corporation (the Company) of our report dated March 28, 2009, with respect to the consolidated balance sheet of the Company as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of the Company.

Our report on the consolidated financial statements dated March 28, 2009 contains an explanatory paragraph that states that the Company adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements.

/s/ KPMG LLP

Phoenix, Arizona

March 28, 2009